SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement”) dated as of July 21, 2006, is entered into by and between Plaintiff JAMES KEHOE and Plaintiffs TIMOTHY NEILSEN and TIMOTHY G. MARTIN (the “Named Plaintiffs”), individually and as representatives of the “Plaintiff Class” (as defined herein), and FIDELITY FEDERAL BANK & TRUST (the “Bank”), subject to approval by the Court (as defined herein). The Named Plaintiffs, the Bank and the Plaintiff Class are collectively referred to as the “Parties.”

RECITALS:

WHEREAS, the Named Plaintiffs filed actions which are currently pending in the United States District Court for the Southern District of Florida (the “Court”), entitled Kehoe v. Fidelity Federal Bank and Trust, Case No. 03-80593-CIV-HURLEY/LYNCH (S.D. Fla.), and Nielsen v. Fidelity Federal Bank and Trust, Case No. 06-80557-CIV-HURLEY/HOPKINS (S.D. Fla.) (collectively, the “Litigation”).

WHEREAS, the Named Plaintiffs have asserted claims for violations of the Driver’s Privacy Protection Act (“DPPA”), 18 U.S.C. §§ 2721-2725, seeking damages and injunctive relief, on their own behalf and on behalf of a class of persons similarly situated, as a result of the Bank’s allegedly obtaining, disclosing, or using for unauthorized purposes certain personal information of the Plaintiff Class contained in their motor vehicle driving records maintained with the State of Florida Department of Highway Safety and Motor Vehicles.

WHEREAS, Counsel for the Named Plaintiffs and the Plaintiff Class (“Plaintiffs’ Counsel”) have conducted a thorough investigation of the facts relating to the claims alleged and the underlying events and transactions in the Litigation, including reviewing documents through class certification discovery and taking discovery, including both written discovery and depositions. Plaintiffs’ Counsel has also made a thorough study of the legal principles applicable to the claims asserted against the Bank.

WHEREAS, Plaintiffs’ Counsel and the Bank’s Counsel (as defined herein) have engaged in extensive arm’s length negotiations concerning the settlement of the claims asserted in the Litigation.

WHEREAS, the Named Plaintiffs and Plaintiffs’ Counsel have concluded, based upon the aforementioned investigation, study, negotiations and discovery taken, and taking into account the sharply contested issues involved, the expense and time necessary to prosecute the Litigation through trial and additional appeals, the risks and costs of further prosecution of the Litigation, the uncertainties of complex litigation, and the substantial benefits to be received pursuant to this Agreement, that a settlement with the Bank on the terms set forth herein is fair, just, equitable, reasonable, adequate and in the best interests of the Named Plaintiffs and the Plaintiff Class. The Named Plaintiffs and Plaintiffs’ Counsel have thus agreed to settle this Litigation with the Bank on the terms set forth herein.

WHEREAS, the Bank’s parent, Fidelity Bankshares, Inc., has negotiated to be acquired by National City Corporation, and this settlement is contingent on the successful completion of that acquisition.

WHEREAS, the Bank denies each of the claims asserted against it in the Litigation and denies any and all liability. The Bank nevertheless desires to settle the Litigation and the claims asserted in the Litigation, on the terms and conditions set forth herein, for the purpose of avoiding the burden, expense, and uncertainty of continuing litigation, and for the purpose of putting to rest the controversies engendered by the Litigation.

AGREEMENT:

NOW THEREFORE, intending to be legally bound and acknowledging the sufficiency of the consideration and undertakings set forth below, the Parties agree, subject to the approval of the Court, and the provisions contained herein, that the Litigation and the Settled Claims against the Released Persons (all as defined herein) are finally and fully compromised and settled and the Litigation shall be dismissed with prejudice as follows:

Section 1. Denial of Liability; No Admissions

The Parties enter into this Agreement to resolve the dispute that has arisen among them and to avoid the burden, expense, and risk of litigation. In entering into this Agreement, the Bank does not admit, and specifically denies, that it has breached any contract, violated or breached any duty, or engaged in fraud, misrepresentation, or deception, or violated any federal, state, or local law, any regulations or guidelines promulgated pursuant to those laws, or any other applicable laws, regulations, guidelines, or any other legal requirements. Neither this Agreement, nor any of its terms or provisions, nor any of the negotiations connected therewith or relating thereto, shall be construed as an admission or concession by the Bank of any such violations or failures to comply with any applicable law, regulation, guideline or any other legal requirements. Except as necessary in a proceeding to enforce the terms of this Agreement, this Agreement and its terms and provisions shall not be offered or received as evidence in any action or proceeding to establish any liability or admission on the part of the Bank or to establish the existence of any condition constituting a violation of or non-compliance with any applicable law, regulation, guideline or any other legal requirements.

Section 2. Definitions

As used in this Agreement, the following terms shall be defined as set forth below:

2.0	Administrative Expenses. “Administrative Expenses” shall mean any and all costs of administering this settlement, including, but not limited to, amounts paid to the Settlement Administrator, costs of printing, mailing, and publishing notice to the Class Members.

2.1	Bank’s Counsel. “Bank’s Counsel” shall mean L. Louis Mrachek, Esq., Page, Mrachek, Fitzgerald & Rose, P.A., and the attorneys practicing law therein.

2.2	Class Action Complaints. “Class Action Complaints” means the complaints filed in the Litigation by Named Plaintiffs as named representatives on behalf of themselves individually and a plaintiff class on or about July 1, 2003 and June 9, 2006.

2.3	Claimant. “Claimant” shall mean any Class Member who completes, signs and submits a Claim Form.

2.4	Claim Form. “Claim Form” means the Claim Form substantially in the form attached hereto as Exhibit B and made a part hereof.

2.5	Class Member. “Class Member” shall mean any member of the Plaintiff Class (as defined herein).

2.6	Class Notice. “Class Notice” shall mean the Notice of Class Action Settlement substantially in the form attached hereto as Exhibit A and made a part hereof.

2.7	[Reserved]

2.8	Deadline. “Deadline” shall mean the date set forth in the Class Notice by which a Claim Form must be postmarked to be considered timely, which shall be no later than 90 days after the Claim Form is mailed to the potential Class Members by the Settlement Administrator.

2.9	DHSMV. “DHSMV” shall mean the State of Florida Department of Highway Safety and Motor Vehicles.

2.10	Effective Date. The “Effective Date” of this Agreement shall mean the date upon which all of the conditions set forth in Section 13 have been satisfied; provided, however, that the Bank has not exercised its right of rescission under Section 10(b).

2.11	Final Order and Judgment. “Final Order and Judgment” shall mean an Order of Court and Judgment finally approving this Agreement and the settlement provided herein, under Rule 23 of the Federal Rules of Civil Procedure, substantially in the form attached hereto as Exhibit C and made a part hereof.

2.12	Plaintiff Class. The “Plaintiff Class” shall have the meaning set forth in Section 3 hereof.

2.13	Plaintiffs’ Counsel. “Plaintiffs’ Counsel” means, collectively, Roger Slade, Esq., Pathman Lewis LLP and the attorneys practicing law therein; Paul J. Geller, Esq., Lerach Coughlin Stoia Geller Rudman & Robbins LLP and the attorneys practicing law therein; Tod Aronovitz, Esq., Aronovitz Trial Lawyers and the attorneys practicing law therein; and John A. Yanchunis, Esq., James Hoyer Newcomer & Smiljanich, P.A. and the attorneys practicing law therein.

2.14	Preliminary Approval Order. “Preliminary Approval Order” shall mean an Order of Court preliminarily or conditionally approving this Agreement and the settlement provided herein, under Rule 23 of the Federal Rules of Civil Procedure, substantially in the form attached hereto as Exhibit D and made a part hereof.

2.15	Released Persons. “Released Persons” shall mean the Bank and all of its affiliated, subsidiary, and parent companies (and any other subsidiaries thereof), and any other entity or person controlling, or controlled by, such an entity, doing business in their own names, and doing business under any other names, and each of their respective officers, directors, partners, insurers, employees, associates, trustees, agents, contractors (including, inter alia, The Bureau, Inc.), accountants, attorneys (including any consultants hired by counsel), predecessors, successors, and assigns.

2.16	Settled Claims. “Settled Claims” means and includes any and all claims, demands, actions, causes of action, rights, offsets, suits, damages, liquidated damages, punitive damages, lawsuits, liens, losses or liabilities of any kind whatsoever, in law or in equity, including monetary, injunctive or declaratory relief, whether known or unknown, alleged or not alleged in the Litigation, suspected or unsuspected, contingent or vested, accrued or not accrued, liquidated or unliquidated, matured or unmatured, which the Named Plaintiffs or any member of the Plaintiff Class has had, now has, or may have in the future which were or could have been raised in the Litigation or arising out of or relating in any way to the data the DHSMV provided to the Bank between May 1, 2000 and September 30, 2003, including but not limited to, any and all claims for alleged obtainment, use, representation, misrepresentation, disclosure, incorrect disclosure, failure to disclose, acts (legal or illegal), omission, failure to act with due care, deception, act of unconscionability, act of illegality, unfair business practices, breach of contract, unfulfilled promise, breach of warranty or fiduciary duty, conspiracy, or violation of any consumer protection statute, any applicable state unfair trade practice statute, any applicable federal, state or local privacy law (including without limitation the DPPA) or any other body of case or statutory or common law, federal or state, arising out of or relating in any way to the Class Action Complaints or the facts and circumstances giving rise thereto, including all claims for general, compensatory, actual, special, liquidated, indirect, incidental, consequential or punitive damages, as well as any and all penalties, attorneys’ fees, interest and costs of suit.

2.17	Settlement Administrator. “Settlement Administrator” means RSM McGladery or such other settlement administrator designated by the Bank and approved by Named Plaintiffs, such approval not to be unreasonably withheld, delayed or conditioned.

2.18	Timely and Documented Claim. “Timely and Documented Claim” shall mean a Claim Form submitted by a Class Member (i) signed and submitted under penalty of perjury; (ii) providing all requested information; and (iii) that is received by the Settlement Administrator with a postmark of on or before the Deadline.

Section 3. Certification Of Plaintiff Class

For settlement purposes only upon the express terms and conditions set forth in this Agreement, the Parties agree that a class may be certified in this Litigation as provided in this Section 3. The Parties will jointly request that the Court certify a class (referred to herein as the “Plaintiff Class”) defined as follows:

a. All natural persons who meet all of the following criteria:

(i)	whose personal information was provided by the DHSMV to the Bank in between May 1, 2000 and September 30, 2003;

(ii)	who are not and have not been employed by the Bank or any of its subsidiaries, parents (or their subsidiaries) or affiliates at any time since May 1, 2000; and

(iii)	who are not members of the federal judiciary or within the third degree of relationship to a member of the federal judiciary, or the spouses of such persons.

b. If this Agreement is not approved by the Court pursuant to the Final Order and Judgment, this Agreement, the conditional class certification provided herein, the settlement provided herein (including any modifications made with the consent of the Parties), and any action taken or to be taken in connection therewith shall be terminated and shall become null and void and have no further force or effect, the Preliminary Approval Order shall be vacated without prejudice to the right of any of the Parties to seek or oppose the certification of a plaintiff class (including by way of objection to the definition and members of said class), the Parties shall be restored to their respective positions existing prior to the execution of this Agreement, and the Parties’ rights and obligations with respect to the use of this Agreement and the settlement contemplated hereby will be subject to Section 19(n) hereof.

Section 4. Settlement Consideration to Plaintiff Class; Administration of Settlement

a. Subject to Section 4(b) hereof, each Claimant who submits a Timely and Documented Claim under this Agreement (and who has not timely opted out as provided in Section 10(a) hereof) (“Responding Person”), and who is confirmed by the Settlement Administrator to be a Class Member, shall receive a single payment of not more than $160, regardless of the number of times that a Class Member may have appeared within the data received by the Bank from the DHSMV between May 1, 2000 and September 30, 2003.

b. In no event shall the Bank be required to pay more than Fifty Million U.S. Dollars ($50,000,000.00) (the “Maximum Amount”) in the aggregate in respect of the sum of (1) all amounts paid to Claimants under Section 4(a) hereof, (2) all amounts paid to the Named Plaintiffs under Section 6(b) hereof, (3) all Administrative Expenses necessary to implement this agreement, and (4) the Maximum Attorneys’ Fees (as defined at Section 6(a) herein). In the event that the Settlement Administrator determines that the aggregate amount proposed to be received by all Claimants under Sections 4(a) plus the amounts paid to the Named Plaintiffs under Section 6(b), the Administrative Expenses, and the Maximum Attorneys’ Fees would exceed the Maximum Amount, then each Claimant shall not receive $160 and shall instead receive an amount equal to his or her pro rata share (based on the number of Claimants who have submitted Timely and Documented Claims) of the following difference: the Maximum Amount less the amounts paid under Section 6(b), all Administrative Expenses, and the Maximum Attorneys’ Fees.

c. The Settlement Administrator shall be responsible for administering the settlement provided in this Agreement and for giving individual notice to all potential members of the Plaintiff Class as required by Section 15. The cost for the Bank to retain the Settlement Administrator to perform all tasks assigned to it under the terms of this Agreement shall be included under the Administrative Expenses defined in Section 2.0 hereof.

d. The settlement compensation set forth in Section 4(a) will be distributed by the Settlement Administrator within ninety (90) days after the Effective Date (as defined in Section 13). Such deadline for distributing the settlement compensation shall be referred to as the “Payment Deadline.”

e. Any Class Member who does not submit a Timely and Documented Claim shall not be entitled to the compensation identified in Section 4(a) and, notwithstanding the release and dismissal of Settled Claims, the Bank shall not be required to make any payment to any Class Member who does not return a Timely and Documented Claim.

f. [Reserved]

g. Plaintiffs’ Counsel or the Bank, at their own expense, shall have the right to verify the accuracy of any determination made by the Settlement Administrator as to the eligibility of a particular Responding Person to compensation hereunder and/or the amount of that compensation. The right to verify the accuracy of any determination made by the Settlement Administrator as to the eligibility of a particular Responding Person to compensation and the amount of that payment shall terminate on the fifth business day prior to the Payment Deadline. If the Bank determines that a submitted Claim Form is inaccurate, it will so advise the Settlement Administrator and Plaintiffs’ Counsel in writing, and the Settlement Administrator shall not pay the applicable Responding Person at that point in time and shall follow the procedure set forth in Section 4(h) below.

h. The Settlement Administrator shall disallow any Claim Form that is not completed in full or signed by the Claimant. Further, the Settlement Administrator shall disallow any Claim Form if the Claimant is not listed on the data provided by Plaintiffs’ Counsel to the Settlement Administrator. If any Claim Form submitted by a Responding Person is disallowed in whole or in part for failure to satisfy the requirements enumerated herein or in the Claim Form or because the Bank has advised the Settlement Administrator that such Claim Form is inaccurate, or because the Claimant is not listed on the data provided by Plaintiffs’ Counsel to the Settlement Administrator, the Settlement Administrator shall request the Responding Person to cure such defects in the Claim Form or to submit such supporting documents as may be necessary to verify the accuracy and completeness of the claim by such Responding Person (“Request to Cure”). The Settlement Administrator shall mail all Requests to Cure at least sixty (60) days prior to the Payment Deadline. A Responding Person shall have thirty (30) days after mailing of such Request to Cure to respond to the Request to Cure or to explain why substantial compliance with the Request to Cure cannot be made. Any such response must actually be received by the Settlement Administrator within such thirty (30) day period. Failure to respond to such Request to Cure within thirty (30) days of mailing shall constitute consent on the part of such Responding Person to disallowance of the claim or to such part of the claim to which the Request to Cure relates. If after receipt of a Responding Person’s response to a Request to Cure, the Settlement Administrator determines that a submitted claim should still be disallowed, is inaccurate or conflicts with the Bank’s records, in whole or in part, then, no later than ten (10) days prior to the Payment Deadline, the Settlement Administrator shall notify such Responding Person by first class mail (with a copy to Plaintiffs’ Counsel) (a) that the claim has been finally disallowed in whole or in part; and (b) of the reason or reasons for such disallowance (the “Notice of Disallowance”). If Plaintiffs’ Counsel, the Bank or a Responding Person contests the Settlement Administrator’s determination, the contesting party shall submit the matter to the Court for summary and non-appealable resolution of the matter.

Section 5. Additional Duties of Settlement Administrator

In addition to the tasks set forth in other Sections of this Agreement, the Settlement Administrator will also:

a. coordinate, inform and communicate orally and in writing with counsel for the Parties matters concerning mailing of notices, information received from the Class Members and responses thereto, and provisions of monetary relief to the Claimants;

b. prepare, process and mail the Class Notice, Claim Form and settlement checks to potential Class Members and Claimants;

c. establish a toll-free number to provide information to Class Members about the background of the Litigation, the proposed settlement, the Class Notice, the Claim Form, and procedures for obtaining monetary relief;

d. receive, respond to and maintain any written or electronic correspondence from Class Members or Claimants correspondence regarding requests for exclusion, intervention, objections and inquiries relating to the settlement, and maintaining records of responses thereto;

e. prepare affidavits, certifications and/or provide testimony at the hearing in connection with the entry of the Final Order and Judgment; and

f. maintain the records above and all information provided to the Settlement Administrator in connection with this settlement, including cancelled checks, in a confidential, safe location, with monitored and restricted access for seven (7) years after the Effective Date of this settlement. Thereafter, the records shall be destroyed.

Section 6. Attorneys’ Fees and Costs; Named Plaintiffs’ Consideration

a. Within 10 days after the Effective Date of this Agreement, the Bank shall pay to Plaintiffs’ Counsel: (1) the lesser of (i) the amount of attorneys’ fees awarded by the Court to Plaintiffs’ Counsel or (ii) $10,000,000, plus (2) the amount of costs awarded by the Court, not to exceed $120,000, (such sum defined as the “Maximum Attorneys’ Fees”). The Bank will not object to Plaintiffs’ Counsel applying to the Court for, and receiving, an award of attorneys’ fees in an amount not to exceed $10,000,000. The Bank will not object to Plaintiffs’ Counsel applying to the Court for, and receiving, an award of reasonable out-of pocket litigation expenses that it can demonstrate to the Court, not to exceed $120,000. Subject to the ceilings set forth in this subsection, the Bank shall support Plaintiffs’ Counsel’s claim for attorneys’ fees and costs and acknowledges that such amounts are reasonable and appropriate. Plaintiffs’ Counsel shall provide wire instructions in writing to the Bank’s Counsel within 3 days after the Effective Date to transmit the fees. Plaintiffs’ Counsel represent that they did not begin discussions on the subject of their fees and costs until after the Parties had reached a tentative oral agreement, subject to agreement on all terms in writing, on all relief for the Plaintiff Class under the settlement provided herein.

b. Within 10 days after the Effective Date of this Agreement, the Bank shall pay no more than: $10,000 to Plaintiff James Kehoe, $3,000 to Plaintiff Timothy Neilsen, and $3,000 to Plaintiff Timothy G. Martin, or such lesser amounts awarded by the Court, as an incentive award for their participation as class representatives in the Litigation. No later than 30 days prior to the Effective Date of this Agreement, each Named Plaintiff shall complete a W-9 form and provide the completed form to the Bank’s Counsel or the Settlement Administrator. Payment for the Named Plaintiffs’ incentive award shall be remitted to Roger Slade, Esq., on behalf of James Kehoe, and to Paul Geller, Esq., on behalf of Timothy Neilsen and Timothy G. Martin.

c. The effectiveness of this Agreement shall not be conditioned upon or delayed by the Court’s failure to approve the payments described in Sections 6(a) and 6(b) above. Except as provided in Section 6(a), each party shall bear its own attorneys’ fees, costs, and expenses incurred in the prosecution, defense, or settlement of the Litigation and, specifically, without limitation, the Bank shall bear no court costs. The Named Plaintiffs and Plaintiffs’ Counsel shall not seek any further award of attorneys’ fees, costs or expenses in the Litigation from any sums to be paid to members of the Plaintiff Class.

Section 7. Releases

a. On the Effective Date, in exchange for the Bank’s agreement to make available the settlement compensation for distribution pursuant to the terms and conditions of this Agreement, to enter into certain injunctive relief, and for other good and valuable consideration, the Named Plaintiffs, on their own behalf and on behalf of each member of the Plaintiff Class who has not opted out (as explained in Section 10), and whether or not the Class Member has filed a Timely and Documented Claim, by operation of this release and the judgment set forth in the Final Order and Judgment, hereby do and shall be deemed to have fully, finally and forever released, settled, compromised, relinquished, and discharged the Released Persons of and from any and all Settled Claims and, without further action by any person or the Court, they will be deemed (i) to have consented to dismiss with prejudice the Litigation and any and all Settled Claims, (ii) to have released and forever discharged each and every Settled Claim; and (iii) will be forever barred and enjoined from instituting or further prosecuting, in any forum whatsoever, including but not limited to any state, federal, or foreign court, each and every Settled Claim.

b. The Named Plaintiffs, on their own behalf and on behalf of each member of the Plaintiff Class who has not opted out (as explained in Section 10), and whether or not the Class

Member has filed a Timely and Documented Claim, acknowledge that they are aware that they may hereafter discover material or immaterial facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Release, but it is their intention to, and they do hereby, upon the Effective Date of this Agreement, fully, finally and forever settle and release the Released Persons from any and all Settled Claims, known or unknown, suspected or unsuspected, contingent or matured, which now exist, may hereafter exist, or may heretofore have existed, without regard to the subsequent discovery or existence of such different or additional facts.

c. Subject to Court approval, each and every Class Member who does not opt out (as explained in Section 10) shall be bound by this Agreement and all Settled Claims shall be dismissed with prejudice and released even if they never received actual notice of the Litigation or its settlement in the form of the Class Notice or otherwise, and the releases contained in Sections 7(a) and (b) shall apply to and bind all members of the Plaintiff Class who do not opt out, including those members of the Plaintiff Class whose Class Notices are returned as undeliverable and those for whom no current address can be found.

d. Subject to Court approval, each and every Class Member (including those who opt out) hereby releases the Parties, the Released Persons, the Bank’s Counsel (including any consultants they retained to assist them with this Litigation) (such persons, collectively, the “Data Released Persons”), and the Settlement Administrator from any and all claims, demands, actions, causes of action, rights, offsets, suits, damages, lawsuits, liens, losses or liabilities of any kind whatsoever, in law or in equity, including monetary, injunctive or declaratory relief, whether known or unknown, alleged or not alleged, suspected or unsuspected, contingent or vested, accrued or not accrued, liquidated or unliquidated, matured or unmatured, which such Class Member has had, now has, or may have in the future, arising from or connected in any way with obtaining, using and/or disclosing the Class Member’s personal information in connection with implementation of the terms of this Agreement, including but not limited to, all action taken in connection with the mailing of the Class Notices to the Class Members as provided in this Agreement, and the distribution to the Class Members of the settlement compensation in accordance with this Agreement (all of the foregoing claims, demands, etc., collectively, the “Data Released Claims”).

Section 8. Permanent Injunctive Relief. Subject to, and conditional upon, the Court’s entering the Final Order and Judgment approving the Agreement and the settlement contemplated hereby, the Bank agrees and stipulates to a permanent injunction incorporated into the Court’s Final Order and Judgment, which injunction shall provide:

a. The Bank shall certify in writing and under oath to Plaintiffs’ Counsel no less than five days prior to the final hearing date that it did not keep or maintain any data it may have obtained from motor vehicle records which the DHSMV provided to the Bank between May 1, 2000 and September 30, 2003;

b. The Bank shall not disclose any data it may have obtained from motor vehicle records which the DHSMV provided to the Bank between May 1, 2000 and September 30, 2003;

c. The Bank shall not sell any data obtained from the motor vehicle records which the DHSMV provided to the Bank between May 1, 2000 and September 30, 2003; and

d. The Bank shall certify in writing and under oath to Plaintiffs’ Counsel no less than five days prior to the final hearing date that it and its agents and contractors have destroyed all Class Member records obtained from DHSMV or certify that it no longer has any such records in its possession. The Bank will agree to a privacy audit (conducted by a “Data Auditor”) to be completed within six months of the entry of the Final Oder and Judgment with respect to Class Member records provided to the Bank by DHSMV, and will use reasonable efforts to assist in the effort to conduct a privacy audit of its contractor, The Bureau, Inc., to be completed within six months of the entry of the Final Oder and Judgment. The total audit costs, which shall be included in the Administrative Expenses, shall not exceed $25,000.

Section 9. Preliminary Approval Order

Within ten (10) days following the execution of this Agreement by the Parties, the Named Plaintiffs shall move the Court in the pending Litigation for a Preliminary Approval Order that accomplishes the following:

a. Conditionally certifying the Plaintiff Class under Rule 23 of the Federal Rules of Civil Procedures for settlement purposes only;

b. Preliminarily approving this Agreement as fair, reasonable and adequate under Rule 23 of the Federal Rules of Civil Procedure;

c. Approving a form of Class Notice substantially in the form of Exhibit A to be sent to all potential Class Members;

d. Directing the Settlement Administrator to mail the Class Notice, within 45 days of the entry by the Court of the Preliminary Approval Order, to the potential Class Members by first class mail to the last known address of such potential Class Members set forth on a list to be provided by Plaintiffs’ Counsel to the Settlement Administrator;

e. Directing the publication of a notice substantially in the form of Exhibit E attached hereto and made a part hereof for two consecutive dates in the following newspapers: Palm Beach Post, Port St. Lucie Post, Ft. Lauderdale Sun-Sentinel, Miami Herald (Broward edition) and Vero Beach Press Sentinel within 10 days after mailing of the class notices. As part of the Administrative Expenses, the Bank shall pay the costs associated with these publications;

f. Scheduling a Court hearing on final approval of this Agreement;

g. Establishing a procedure for members of the Plaintiff Class to opt out and setting a date, not later than 45 days before the date of the Court hearing on final approval of this Agreement, after which no member of the Plaintiff Class shall be allowed to opt out of the Plaintiff Class;

h. Establishing a procedure for Class Members to object to the settlement;

i. Approving a Claim Form for distribution to potential Class Members and setting a date after which submitted Claim Forms shall be deemed untimely;

j. Confirming that none of the Parties, Released Persons, the Data Auditor, the Bank’s Counsel (including their consultants), the Plaintiffs’ Counsel, or the Settlement Administrator, nor their agents or representatives, shall be in violation of any state or federal law, including the DPPA, for obtaining, using or disclosing the data the DHSMV provided to the Bank between May 1, 2000 and September 30, 2003, or the data obtained from the DHSMV during discovery proceedings in the Litigation in connection with implementation of this settlement; and

k. Containing such other and further provisions consistent with the terms and provisions of this Agreement as the Court may deem appropriate.

Section 10. Opt-Outs and Objections By Class Members

a. Procedure for Opt Outs. Any requests to opt out must be in writing and must include the name, address and telephone number of the person seeking to opt out and a statement that the person wishes to opt out of the Plaintiff Class. The opt out request must be personally signed by the Class Member who seeks to opt out; no Class Member may opt out by having a request to opt out submitted by an actual or purported agent or attorney acting on behalf of the Class Member. No opt out request may be made on behalf of a group of Class Members. Each Class Member who does not submit an opt out request substantially in compliance with this

Section 10(a) on or prior to the date forty-five (45) days before the Court hearing date for final approval on this Agreement shall be included in the Plaintiff Class and deemed to participate in the settlement and release provided in this Agreement. For purposes of determining timeliness, an opt out request shall be deemed to have been submitted when received by the Settlement Administrator. The original opt out request(s) must be sent to and maintained by the Settlement Administrator. The Settlement Administrator shall provide copies to Plaintiffs’ Counsel and the Bank’s Counsel.

b. Effect of Opt Outs by Class Members. It is estimated that there are 565,600 Class Members. If Five Percent (5%) or more of the members of the Plaintiff Class, or 28,280 Class Members, whichever is fewer, opt out of the Plaintiff Class, then the Bank shall have the option to rescind this Agreement, in which case all of the Bank’s obligations under this Agreement shall cease to be of any force and effect, and this Agreement shall be rescinded, canceled, and annulled. If the Bank exercises this option, the parties shall return to their respective positions in the Litigation as if the Parties had not entered into this Agreement. In addition, in such event, the Agreement and all negotiations, court orders and proceedings relating thereto shall be without prejudice to the rights of any and all parties hereto, and evidence relating to the Agreement and all negotiations shall not be admissible or discoverable in the Litigation or otherwise.

c. Procedure for Objections to Settlement. Class Members who wish to object to the settlement provided in this Agreement or the award of attorneys’ fees and reimbursement of costs and expenses must file a notice of objection, including any supporting papers (hereinafter collectively referred to as the “Notice of Objection”), with the U.S. District Court for the Southern District of Florida, on or prior to the date that is thirty (30) days prior to the final hearing date for approval of this Agreement. For purposes of determining timeliness, a Notice of Objection shall be deemed to have been submitted when received and filed by the Clerk of Court of the U.S. District Court for the Southern District of Florida. Copies of the Notice of Objection

must also be mailed to the following on or prior to the date thirty (30) days before said final hearing date: Roger Slade, Esq., Pathman Lewis LLP, One South Biscayne Tower, 2 S. Biscayne Blvd., Miami, FL 33131 and Paul J. Geller, Esq., Lerach Coughlin Stoia Geller Rudman & Robbins LLP, 197 S. Federal Highway, Suite 200, Boca Raton, Florida 33432, on behalf of Plaintiffs; and L. Louis Mrachek, Esq., Page, Mrachek, Fitzgerald & Rose, P.A., 505 S. Flagler Drive, Suite 600, West Palm Beach, FL 33401, on behalf of the Bank. Attendance at the settlement hearing is not necessary. Class Members wishing their objections to be heard orally should indicate in their Notice of Objection their intention to appear at the settlement hearing. Such Class Members must include in their Notice of Objection the basis for the objection(s) and the identity of witnesses they may call to testify and exhibits they intend to introduce into evidence at the settlement hearing. Class Members do not need to appear at the settlement hearing or take any other action to indicate their approval. Any Class Member who does not make his or her objection in the manner provided shall be deemed to have waived such objection and shall forever be foreclosed from making any objection to the fairness, adequacy, or reasonableness of the proposed settlement or any other provision of this Agreement.

Section 11. Final Approval Order And Judgment

At or before the hearing for final approval of this Agreement, the Named Plaintiffs and the Bank shall move the Court for a Final Order and Judgment that accomplishes the following:

a. Determines whether this Agreement is fair, just, equitable, reasonable, adequate and in the best interest of the Plaintiff Class.

b. Requires the Parties to carry out the provisions of this Agreement.

c. Causes the Court to enter a judgment in the Litigation which will:

(i) dismiss all claims against the Bank in the Litigation with prejudice on behalf of the Named Plaintiffs and members of the Plaintiff Class who have not opted out;

(ii) declare that the Named Plaintiffs and members of the Plaintiff Class who have not opted out are bound by the Releases set forth in Section 7 of this Agreement;

(iii) enjoin the Named Plaintiffs and all members of the Plaintiff Class who have not opted out from prosecuting any Settled Claims against the Released Persons;

(iv) declare that the Named Plaintiffs and members of the Plaintiff Class (excluding those who have opted out) are bound by the Release set forth in Section 7(d) of this Agreement;

(v) enjoin the Named Plaintiffs and members of the Plaintiff Class (excluding those who have opted out) from prosecuting any claims listed in Section 7(d) against the Released Persons described in Section 7(d);

(vi) reserve continuing jurisdiction over the construction, interpretation, implementation and enforcement of this Agreement and over the administration and distribution of settlement benefits;

(vii) declare that neither the Parties, Released Persons, the Settlement Administrator or their agents, employees, attorneys or any one acting on their behalves, have violated federal or state law, including the DPPA, in any way in obtaining, using or disclosing the data that the DHSMV provided to the Bank between May 1, 2000 and September 30, 2003, or the data obtained from the DHSMV during discovery proceedings in the Litigation to implement the terms of this Agreement;

(viii) declare that the parties have complied with the requirements of the Class Action Fairness Act; and

(ix) enjoin the Bank from certain actions as set forth in Section 8 hereof.

Section 12. Certifications To The Court

a. At or before the hearing on final Approval of this Agreement, the Settlement Administrator shall file with the Court in the Litigation a declaration verifying that (i) the Court-approved Class Notices have been sent, by first class mail, as described in Sections 9(c) and 9(d), and (ii) the Court-approved Claim Form has been enclosed with each Class Notice.

b. At or before the hearing on final Approval of this Agreement, the Settlement Administrator shall file with the Court a declaration verifying that the Settlement Administrator has complied with the procedures described in Section 15(a) with respect to all Class Notices.

Section 13. Effectiveness of Settlement Agreement

The “Effective Date” of this Agreement shall be the date when all of the following conditions have been satisfied; provided that the Bank has not exercised its option under Section 10(b) to rescind this Agreement:

a. This Agreement has been signed by the Named Plaintiffs, Plaintiffs’ Counsel, and the Bank;

b. A Preliminary Approval Order has been entered by the Court granting preliminary approval of this Agreement, and approving a form of Class Notice as provided in Sections 9(b) and 9(c);

c. The Court-approved Class Notices have been duly mailed to the Class Members as ordered by the Court in the Litigation;

d. The Court has entered a Final Order and Judgment finally approving this Agreement upon the terms of Section 11(a) and (b);

e. The Court has entered a judgment in the Litigation upon the terms of Section 11(c);

f. The Final Order and Judgment has become final because of the expiration of the time for appeals therefrom without any appeal having been taken or, if review of the Final Order and Judgment, or any portion thereof, is sought by any person, the date on which the matter is finally resolved by the highest court to which such review is taken; and

g. The acquisition of the Bank and its parent company by National City Corporation has been consummated.

Section 14. Failure of Condition

If, for any reason (including by reason of the Bank’s election to exercise its right of rescission under Section 10(b)), this Agreement fails to become effective pursuant to Section 13, the orders, judgment, and dismissal to be entered pursuant to this Agreement shall be vacated, the Parties will be restored to their respective positions prior to entering into this Agreement, and the Parties’ rights and obligations with respect to the use of this Agreement and the settlement provided herein will be as set forth in Section 19(n) hereof.

Section 15. Class Notice Forms

a. Plaintiffs’ Counsel will provide a list of all potential Class Members to the Settlement Administrator. Prior to mailing, the Settlement Administrator (or one or more of its agents, employees or consultants) will update each address by comparing each address with the current address in the United States Postal Service’s National Change of Address database. If a Class Notice is returned, the Settlement Administrator shall re-mail such Class Notice if it is provided with a new address. If not, then the Settlement Administrator shall attempt to locate a new address for the returned mailing to re-mail such Notice by consulting with the Transunion Address database. Neither the Bank nor the Settlement Administrator shall have any further obligations to attempt to locate Class Members or send Class Notices to potential members of the Plaintiff Class. Neither the Parties nor their representatives shall otherwise use the list, the data the DHSMV provided to the Bank between May 1, 2000 and September 30, 2003, or the data obtained from DHSMV during discovery in the Litigation to initiate any further communication with the Plaintiff Class or any Class Member.

b. Subject to Court approval, all members of the Plaintiff Class who do not opt out in accordance with Section 10(a) shall be bound by this Agreement and all of their claims shall be dismissed with prejudice and released, even if they never received actual notice of the Litigation or its settlement.

Section 16. Notices

a. The Bank and Plaintiffs’ Counsel shall have the right to approve all Claim Forms, which approval shall not be unreasonably withheld, conditioned or delayed, prior to their distribution to potential members of the Plaintiff Class. The Bank and Plaintiffs’ Counsel acknowledge that they have already approved the form attached as Exhibit B to this Agreement.

b. All letters, notices, requests, demands, and other communications required or permitted to be given to the Parties hereto pursuant to this Agreement shall be in writing and shall be delivered personally or mailed, postage prepaid, by first class mail to the Parties, care of their respective counsel of record, except that the Class Notices and Claim Forms shall be sent directly to the potential Class Members as provided in this Agreement.

Section 17. Class Action Fairness Act

a. Not later than 10 days after this proposed settlement is filed in the Court, the Bank shall serve notice of the settlement on the appropriate State official of the State of Florida, and the appropriate Federal official, as defined in the Class Action Fairness Act, 28 U.S.C. § 1715.

b. The notice shall contain: (1) copies of the complaints and any materials filed with the complaints and any amended complaints in the Litigation, or notice of how to electronically access such materials over the internet; (2) notice of any scheduled judicial hearing in the Litigation; (3) the proposed notification to Class Members, including notice of the Class Members’ right to request exclusion from the class action and notice of the proposed settlement of the class action; (4) the proposed settlement; (5) any settlement or other agreement contemporaneously made between Plaintiffs’ Counsel and counsel for the Bank; (6) any final judgment or notice of dismissal; (7) if feasible, the names of class members who reside in each State and the estimated proportionate share of the claims of such members to the entire settlement to that State’s appropriate State official, or if not feasible, an estimate of the number of class members residing in each State in which such class members reside, and an estimated proportionate share of such members to the entire settlement; and (8) any written judicial opinion relating to the materials described in subparagraphs (3) through (6) of this section.

c. The Bank shall file with the Court a certification of the date upon which it served notice upon the Appropriate Federal Official and the Appropriate State Official of the State of Florida.

d. The Court’s final order shall not issue earlier than 90 days after the later of the dates on which the appropriate Federal official and the appropriate State official are served with the notice described in subsection 17(b) above.

Section 18. No Other Actions Or Potential Claims

a. The Named Plaintiffs and Plaintiffs’ Counsel represent and warrant that there is, to their knowledge, no other action pending (other than the Litigation) against any Released Person relating to the Settled Claims. It is the intention of all Parties and attorneys signing this Agreement that any such other actions by the Named Plaintiffs and Class Members against any Released Person (other than one brought by a Class Member who timely opts out of the Plaintiff Class, except as provided in the Final Order and Judgment) shall be dismissed with prejudice on proper notice and motion made by the Released Persons; provided, however, that the Class Notice shall inform potential Class Members of this provision.

b. The Named Plaintiffs and Plaintiffs’ Counsel represent and warrant that they are not aware of any potential claims by anyone against any Released Persons relating to the Settled Claims, other than the Settled Claims. It is the intention of all Parties and attorneys signing this Agreement that any Settled Claims (other than claims by a Class Member who timely opts out of the Plaintiff Class, except as provided in the Final Order and Judgment), shall be released and discharged under the provisions of Section 7 above.

Section 19. General Provisions

a. Entire Agreement. This Agreement constitutes the full, complete and entire understanding, agreement and arrangement of and between the Parties with respect to the settlement of the Litigation and the Settled Claims against the Released Persons. This Agreement supersedes any and all prior oral or written understandings, agreements, and arrangements between the Parties with respect to the settlement of the Litigation and the Settled

Claims against the Released Persons. Except those set forth expressly in this Agreement, there are no other agreements, covenants, promises, representations or arrangements between the Parties with respect to the settlement of the Litigation and the Settled Claims against the Released Persons.

b. Modification in Writing. This Agreement may be altered, amended, modified or waived, in whole or in part, only in a writing signed by all Parties to this Agreement. This Agreement may not be amended, altered, modified or waived, in whole or in part, orally.

c. Ongoing Cooperation. The Parties hereto shall execute all documents and perform all acts necessary and proper to effectuate the terms of this Agreement. The executing of documents must take place prior to the date scheduled for the Court hearing on final approval of this Agreement.

d. Triplicate Originals/Execution in Counterpart/ Facsimiles. All Parties and Counsel shall sign three copies of this Agreement, either manually or via facsimile transmission of signatures, each of which shall be considered an original. This Agreement may be signed in one or more counterparts.

e. No Reliance. Each party to this Agreement warrants that he, she or it is acting upon his, her, or its independent judgment and upon the advice of his, her, or its own counsel and not in reliance upon any warranty or representation, express or implied, of any nature or kind by any other party, other than the warranties and representations expressly made in this Agreement.

f. Governing Law. This Agreement shall be interpreted, construed, enforced, and administered in accordance with the laws of Florida, without regard to conflict of laws rules. This Agreement shall be enforced solely in the United States District Court for the Southern District of Florida. The Bank, the Named Plaintiffs and the Class Members waive any objection that each such party may now have or hereafter have to the venue of such suit, action, or proceeding and irrevocably consent to the jurisdiction of this Court in any such suit, action or proceeding to enforce the terms of this Agreement, and agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding to enforce the terms of this Agreement, except as otherwise set forth herein.

g. No Publicity. The Named Plaintiffs and Plaintiffs’ Counsel will not disclose or transmit or cause, authorize, or permit anyone to disclose or transmit any information concerning this specific settlement (including to members of the media), except that the Plaintiffs’ Counsel may (i) present this Agreement to the Court for approval; (ii) discuss this Agreement and the settlement provided herein with attorneys of record in other cases alleging violations of the DPPA in which Plaintiffs’ Counsel acts as class counsel; and (iii) transmit to the Internal Revenue Service and relevant state tax authorities information about the payment of monies in accordance with this Agreement. The Named Plaintiffs and Plaintiffs’ Counsel will not at any time issue any press release about this specific settlement, will not send a copy of this specific Agreement or any written summary of its terms to any publication or other media, and will not post or publish any information about the Litigation or the specific settlement thereof on the Internet, World Wide Web or on any electronic billboard or messaging system. If any person or member of the media should contact Named Plaintiffs or Plaintiffs’ Counsel regarding the Litigation or the settlement thereof, Named Plaintiffs or Plaintiffs’ Counsel must respond and acknowledge that the Bank is settling this matter to avoid the cost and expense of litigation, that the Bank denies any liability in this matter, and that no liability has been proven as to the Bank. This paragraph shall not prohibit Plaintiffs’ Counsel from responding to an inquiry from a potential Class Member concerning the Class Member’s rights and options under the terms of this Agreement, nor shall it prohibit Plaintiffs’ Counsel from publishing a summary description of the settlement in connection with attorney biographies on the internet or elsewhere.

h. Reservation of Jurisdiction. Notwithstanding the dismissal of this action and entry of final judgment, the Court shall retain jurisdiction for purposes of interpreting and enforcing the terms of this Agreement, as necessary.

i. Binding on Successors. This Agreement shall be binding and shall inure to the benefit of the Parties and their respective successors, assigns, executors, administrators, heirs and legal representatives.

j. Mutual Preparation. This Agreement shall not be construed more strictly against one party than another merely by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that because of the arms-length negotiations between the Parties, all Parties have contributed to the preparation of this Agreement.

k. Gender Neutrality. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

l. Taxes. All Class Members shall be responsible for paying any and all federal, state and local taxes due on the payments made to them pursuant to the settlement provided herein.

m. No Other Financial Obligations on Released Persons. Released Persons shall not be liable or obligated to pay any fees, expenses, costs or disbursements to the Named Plaintiffs, Plaintiffs’ Counsel or Class Members, either directly or indirectly, in connection with the Litigation or this Agreement, other than the amounts expressly provided for herein.

n. Use of Settlement. Nothing in this Agreement, nor in any negotiations, statements or court proceedings relating to them in any way, shall be construed as, offered as, received as, used as, or deemed to be evidence of any kind in the Litigation, any other action or in any judicial, administrative, regulatory or other proceedings, except in a proceeding to enforce the terms of this Agreement; provided however, nothing herein shall prevent the Bank, its parent company, or its affiliates from sharing this Agreement with federal bank regulators. Without limiting the foregoing, neither this Agreement, nor any related negotiations, statements or court proceedings, shall be construed as, offered as, received as, used as or deemed to be evidence or an admission or concession of any liability or wrongdoing whatsoever on the part of any person or entity, including but not limited to the Bank, or as a waiver by the Bank of any applicable defense, including without limitation any applicable statute of limitations or statute of frauds, or as a waiver by Named Plaintiffs or Plaintiff Class of any claims, causes of action or remedies.

o. Recitals Incorporated by Reference. The Recitals are hereby incorporated by reference as part of the Agreement between the Parties.

p. Court Filings. No Party shall file any materials with the Court in support of the settlement that are inconsistent with the terms of the settlement agreement.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have caused this Agreement to be executed as of this 21st day of July , 2006.

PLAINTIFFS:

JAMES KEHOE

Dated: July 24, 2006	/s/ James Kehoe
James Kehoe, on his own behalf and on behalf of the Plaintiff Class

TIMOTHY NIELSEN

Dated: July 21, 2006	/s/ Timothy Nielsen
Timothy Nielsen, on his own behalf and on behalf of the Plaintiff Class

TIMOTHY G. MARTIN

Dated: 7/21/06, 2006	/s/ Timothy G. Martin
Timothy G. Martin, on his own behalf and on behalf of the Plaintiff Class

FIDELITY FEDERAL BANK AND TRUST

Dated: 7-26, 2006	By:	/s/ Vince A. Elhilow
	Title:	Chairman/CEO

Attorneys for Plaintiffs
LERACH COUGHLIN STOIA GELLER RUDMAN & ROBBINS

Dated: July 21, 2006	By:	/s/ Paul J. Geller
	Its:	Partner

PATHMAN LEWIS, LLP

Dated: July 21, 2006	By:	/s/ Roger Slade
	Its:	Partner

ARONOVITZ TRIAL LAWYERS

Dated: 7/24, 2006	By:	/s/ Tod Aronovitz
	Its:	President

JAMES HOYER NEWCOMER & SMILIANICH, P.A.

Dated: , 2006	By:	/s/ John A Yanchunis
	Its:	Shareholder

EXHIBITS

[Exhibits omitted]